Exhibit 4.7

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THE SECURITIES REPRESENTED BY THIS AGREEMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

CONVERTIBLE PREFERRED STOCK

Date: [              ]

Purchase Price and Principal Amount of Convertible Preferred Stock:

$[     ] ([      ] US dollars)

This Subscription Agreement (the “Agreement”) is entered into by and between the undersigned subscriber, (the “Subscriber”) and Evolution Metals LLC, a Florida company, at 516 S. Dixie Hwy Unit #209, West Palm Beach, FL 33401 (“EM”, or the “Company”).

WHEREAS, the Company is offering (the “Offering”) US$[     ] ([    ] US dollars) (the “Offering Amount”) of Convertible Preferred Stock (the “Convertible Preferred Stock”) comprising of one hundred thousand preferred shares of the Company;

WHEREAS, Subscriber desires to purchase the Convertible Preferred Stock for the Purchase Price (as defined below), and the Company desires to sell the Convertible Preferred Stock to the Subscriber for the Purchase Price.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Subscriber and the Company agree as follows:

1. Purchase and Sale of the Securities.

(a) The Company hereby agrees to issue and to sell to Subscriber, and Subscriber hereby agrees to purchase from the Company, the Convertible Preferred Stock as indicated above.

(b) Upon execution of this Agreement, Subscriber will deliver payment equal to the aggregate purchase price set forth above in an amount required to purchase and pay for the Convertible Preferred Stock subscribed for hereunder (the “Purchase Price”), which amount is to be paid in U.S. Dollars by wire transfer as follows:

(a) Wire Instructions. Upon the Subscriber and the Subscriber signing this Agreement, the Subscriber shall transfer the Principal Amount to the following bank details:

Amount	: US$[ ] ([ ] US dollars)
Beneficiary Bank Account Name	: Evolution Metals LLC
Beneficiary Bank Account Number	: [ ]
Beneficiary Address	: 516 S Dixie Hwy, Unit 209,
West Palm Beach, FL 33401-5810
Beneficiary Bank Name	: [ ]
Beneficiary Bank Account Currency	: USD
Reference	: [ ]

For transfers from bank in USA (domestic transfers):
Beneficiary Bank Address:	: [ ]
Beneficiary Bank ABA/Routing #	[ ]

(c) The Purchase Price is the principal amount of the Convertible Preferred Stock. The Company shall issue the Convertible Preferred Stock to the Subscriber at the closing of the business combination merger between EM and WTMAC.

2. Basic Terms:

(a) Yield. 5% per annum simple interest shall accrue on the principal amount of this Convertible Preferred Stock, payable annually. This yield is deferred for the first 36 months.

(b) Use of Proceeds. All of the proceeds from the Convertible Preferred Stock shall be used by the Company for working capital to complete the business combination merger (the “Merger”) between EM and Welsbach Technology Metals Acquisition Corp. (“WTMAC”, Nasdaq: WTMA).

(c) Conversion. The Subscriber may convert the Convertible Preferred Stock at any time at the sole option of the Subscriber. The Convertible Preferred Stock converts into common shares of EM as the surviving entity of the Merger between EM and WTMAC (“EM MergeCo”). [The conversion price of the Convertible Preferred Stock shall be one share of Preferred Stock converts into one EM common share at a per EM common share price of US$[    ] based on a closing per share price of US$10 per share for EM MergeCo at the closing of the Merger.] The Convertible Preferred Stock total Principal Amount converts fully into [    ] common shares of EM at a price of US$[    ] per share based on a closing per share price of US$10 per share for EM MergeCo at the closing of the Merger, for a total value of $[    ] [    ] US dollars) at the closing of the Merger. [Upon conversion, the value of the EM MergeCo shares issued at Closing pursuant to this Agreement shall be US$[    ] ([    ] US dollars).]

(d) [Additional Shares Allocation. In addition to the shares from the Conversion, for every US$[    ] of cumulative investment by the Subscriber into the Company, the Company shall allocate to the Subscriber shares in EM MergeCo equivalent to 1% on a fully diluted basis of EM’s ownership in EM MergeCo after diluting EM’s stake in EM MergeCo for the PIPE proceeds and all other dilution effects from the Merger. For illustrative purposes, in a scenario where EM owns 50% of EM MergeCo at the closing of the Merger, then EM shall allocate and transfer to the Subscriber 0.5% of EM MergeCo equity for every $[    ] the Subscriber has invested into MergeCo on a cumulative basis (1% of the 50% that EM owns of EM MergeCo equals 0.5% of EM MergeCo) (“Additional Shares Allocation in EM MergeCo”) and for the avoidance of doubt, without double-counting this Additional Shares Allocation in EM MergeCo pursuant to this clause in previous Agreements.]

3. Representations and Warranties.

(a) Representations and Warranties of the Company. The Company hereby represents and warrants to the Subscriber as of the date of this Agreement as follows:

(i) Organization and Good Standing. The Company is a private company duly organized, validly existing and in good standing under the applicable laws.

(ii) Corporate Power. The Company has all requisite corporate power to issue this Convertible Preferred Stock and to carry out and perform its obligations under this Agreement.

(iii) Authorization. All corporate actions on the part of the Company necessary for the issuance and delivery of this Agreement have been taken. This Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

(iv) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Company in connection with issuance of this Agreement have been obtained.

(v) Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, violation of which would have a material adverse effect on the Subscriber.

(vi) Compliance with Other Instruments. The execution, delivery and performance of this Agreement will not result in any violation or be in conflict with any material agreement, permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

(vii) No “Bad Actor” Disqualification. The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Act.

For purposes of this Preferred Stock, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Act; provided, however, that Company Covered Persons do not include (a) the Subscriber, or (b) any person or entity that is deemed to be an affiliated issuer of the Subscriber solely as a result of the relationship between the Subscriber and the Subscriber.

(viii) Use of Proceeds. All of the proceeds from the Convertible Preferred Stock shall be used by the Company for working capital to complete the Merger between EM and WTMAC.

(ix) No General Solicitation. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Convertible Preferred Stock.

(b) Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants to the Company as of the date hereof as follows:

(i) Authorization. This Agreement constitutes the Subscriber’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Subscriber represents that it has full power and authority to enter into this Agreement.

(ii) Purchase for Own Account. The Subscriber is acquiring the Convertible Preferred Stock solely for the Subscriber’s own account and beneficial interest for investment and not for sale or with a view to distribution of the Convertible Preferred Stock or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(iii) Information and Sophistication. The Subscriber hereby: (A) acknowledges that the Subscriber has received all the information the Subscriber has requested from the Subscriber and the Subscriber considers necessary or appropriate for deciding whether to acquire this Convertible Preferred Stock, (B)represents that the Subscriber has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this Convertible Preferred Stock and to obtain any additional information necessary to verify the accuracy of the information given to the Subscriber and (C) further represents that the Subscriber has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risk of this investment.

(iv) Ability to Bear Economic Risk. The Subscriber acknowledges that its investment in the Convertible Preferred Stock involves a high degree of risk, and represents that the Subscriber is able, without materially impairing the Subscriber’s financial condition, to hold the Convertible Preferred Stock for an indefinite period of time and to suffer a complete loss of the Subscriber’s investment.

(v) Accredited Investor Status. The Subscriber is an “accredited investor” as such term is defined in Rule 501 under the Act.

(vi) No “Bad Actor” Disqualification. The Subscriber represents and warrants that neither (A) the Subscriber nor (B) any entity that controls the Subscriber or is under the control of, or under common control with, the Subscriber, is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed in writing in reasonable detail to the Subscriber. The Subscriber represents that the Subscriber has exercised reasonable care to determine the accuracy of the representation made by the Subscriber in this paragraph, and agrees to notify the Subscriber if the Subscriber becomes aware of any fact that makes the representation given by the Subscriber hereunder inaccurate.

(vii) Forward-Looking Statements. With respect to any forecasts, projections of results and other forward-looking statements and information provided to the Subscriber, the Subscriber acknowledges that such statements were prepared based upon assumptions deemed reasonable by the Company at the time of preparation. There is no assurance that such statements will prove accurate, and the Company have no obligation to update such statements.

4. Miscellaneous Provisions.

(a) Waivers. The Subscriber hereby waives demand, notice, presentment, protest and notice of dishonor.

(b) Transfers of Convertible Preferred Stock. This Convertible Preferred Stock may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer. Thereupon, this Convertible Preferred Stock shall be reissued to, and registered in the name of, the transferee, or a new Convertible Preferred Stock for like principal amount shall be issued to, and registered in the name of, the transferee. Principal shall be paid solely to the registered Subscriber of this Convertible Preferred Stock. Such payment shall constitute full discharge of the Company’s obligations to pay such principal.

(c) Amendment and Waiver. Any term of this Agreement may be amended or waived with written consent of the Subscriber and the Company.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Florida. Any legal suit, action, or proceeding arising out of, or related to, this Agreement shall be instituted exclusively in the Southern District of Florida Federal Court. The Subscriber waives any and all objections to the exercise of jurisdiction over the Subscriber by such courts and to venue in such courts.

(e) Dispute Resolution. In the event of any dispute, claim, question, or disagreement arising from or related to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 calendar days, then, upon notice by either party to the other, disputes or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules.

(f) Jury Trial Waiver. Each party acknowledges and agrees that any controversy which may arise under this subscription agreement or the transactions contemplated hereby is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directlyor indirectly arising out of or relating to this subscription agreement or the transactions contemplated by this subscription agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) such party understands and has considered the implications of the foregoing waiver;

(iii) such party makes the foregoing waiver voluntarily and (iv) such party has been induced to enter into this subscription agreement by, among other things, the mutual waiver and certifications in this section.

(g) Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(h) Counterparts; Manner of Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(i) Titles and Subtitles. The titles and subtitles used in this Convertible Preferred Stock are used for convenience only and are not to be considered in construing or interpreting this Convertible Preferred Stock.

(j) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s e-mail address set forth on the signature page hereto or at such other e-mail address(es) as such party may designate by 10 days’ advance written notice to the other party hereto.

(k) Expenses. Each of the Subscriber and the Subscriber shall bear such party’s respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Agreement and the transactions contemplated herein.

(l) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

The parties have executed this Agreement as of the date noted above.

EVOLUTION METALS LLC

By:
Name:
Title:
E-mail:

SUBSCRIBER:

Name of Subscriber: [ ]

By:
Name:
E-mail: